Exhibit 10.2

Written Description of the Tenovis Special Incentive Plan

On December 16, 2004, the Compensation Committee (the “Committee”) of the Board of Directors of Avaya Inc. (the “Company”) approved a special incentive plan designed to promote a successful integration of the recent acquisition of Tenovis Germany GmbH and its subsidiaries (collectively, “Tenovis”) and the achievement of three metrics:  targeted revenue for Germany, targeted revenue for the EMEA region, and contribution margin for the EMEA region for the calendar year 2005.  EMEA consists of the European, Middle Eastern and African operations of the Company.  Participants in the plan include certain employees of the Company involved in the integration and management of Tenovis, including executive officers of the Company.

Based on the level of involvement and impact, participants are eligible for an award equal to a percentage of their base salaries.  Participants must be on payroll on December 31, 2005 to be eligible for the payment. The plan provides that no payments will be made to certain executive officers under the plan unless a minimum percentage payout under the Avaya Inc. Short Term Incentive Plan is achieved for fiscal 2005.